                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made between AMERICAN AXLE & MANUFACTURING OF MICHIGAN, INC., a Michigan corporation (the "Company") and RICHARD E. DAUCH (the "Employee")

                                    RECITALS

     The Company and the Employee have reached an understanding with respect to the employment of the Employee by the Company. The parties desire to set forth their understanding with respect to such employment fully and completely in writing.

     NOW, THEREFORE, the parties agree as follows:

     1. Position and Duties. The Company agrees to employ Employee and Employee hereby accepts employment with the Company. The assignment shall be as the Chairman, President and Chief Executive Officer of the Company. The Employee shall be based in the Detroit metropolitan area, and shall have such powers and duties as shall be designated from time to time by the Board of Directors of the Company (the "Board") and shall be subject to the general supervision, advice and direction of the Board.

     2. Best Efforts of Employee. Employee agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents all of the duties assigned to Employee during his employment and the term of this Agreement. Employee will devote all of his business time and attention exclusively to the Company's affairs. It is understood that occasional business meetings and other activities which may not be directly related to the Company affairs are permitted as long as such meetings and other activities do not interfere with the intent of this paragraph.

     3. Compensation and Benefits. In return for the Employee's complete and satisfactory performance at all times of all the terms and conditions of this Agreement, the Company will provide Employee with the following compensation and benefits:

     (a) Base Salary. The Company will pay Employee a salary at a per annum rate of Seven Hundred and Fifty Thousand United States Dollars (U.S.$750,000), payable in accordance with the Company's customary payroll procedures for senior executives (the "Annual Base Salary").

     (b) Bonus. In addition to the Annual Base Salary, Employee shall also be eligible to receive an annual cash bonus calculated and determined as provided in Exhibit A hereto (an "Annual Cash Bonus"). Any Annual Cash Bonus earned shall be payable on or before March 15 of the year immediately succeeding the year in respect of which such bonus was so determined. In


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                                                                               2


addition to the Annual Cash Bonus, Employee will be eligible to receive such discretionary cash bonuses as may be determined by the Board.

     (c) Benefits. Employee shall also be eligible for the following benefits during the term of his employment hereunder, subject to administration in accordance with the Company's policies and procedures in effect from time to time:

          (i) Holidays and Vacations. The Employee shall be entitled to such paid holidays as may be designated by the Company. In addition, the Employee shall be entitled to five (5) weeks paid vacation for each year, during which time Employee's compensation shall be paid in full. Notwithstanding any other provisions of this Agreement, in the event of the Employee's termination from the Company for any reason, Employee will be entitled to a payment reflecting Employee's unused accrued vacation through such date of termination;

          (ii) Company Car. The Employee shall be entitled to the use of two Company vehicles suitable for senior executives with all repair, maintenance, insurance, fuel and other fluids being the responsibility of the Company;

          (iii) Club Membership and Dues. Company shall reimburse Employee for any club membership and monthly dues to a club of Employee's choice;

          (iv) Health and Disability Insurance. The Company will provide the Employee with health and disability insurance coverage consistent with the coverage provided to other senior executives of the Company from time to time;

          (v) Pension. Except as may be inconsistent with the qualification requirements set forth in the Internal Revenue Code of 1986, as amended, the Employee will be immediately eligible to participate, and fully vested, in any and all Company Retirement, Pension and 401(k) retirement plans and such other savings, retirement and pension plans as may be established by the Company from time to time; provided however that (i) upon retirement at age 62 Employee will receive a minimum monthly benefit of not less than $13,500 or its equivalent or (ii) upon retirement at age 65 Employee will receive a minimum monthly benefit of not less than $17,800 or its equivalent, which amounts the parties hereto understand to be the Employee's approximate accrued benefits on the date hereof;

          (vi) Stock Options. The Employee is entitled to participate in the Company Stock Option Plan as described in Exhibit B;


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          (vii) Annual Physical Examination. The Employee shall be entitled to an annual physical examination by a physician of Employee's choice at the cost of the Company;


          (viii) Life Insurance. Company has purchased for the Employee a five million dollar ($5,000,000) life insurance policy. Company will maintain the policy for the Employee's benefit and pay any and all premium costs during the Employee's employment hereunder. The proceeds of such insurance policy will inure to Employee's assignee or estate upon Employee's death. Upon any termination of employment other than for death or for Cause, Company will maintain Employee's life insurance policy for two years; and

          (ix) Other Company Benefits. The Employee shall be entitled to participate in such other benefits and perquisites, if any, which are provided to all senior executives by the Company from time to time.

     (d) Expense Reimbursement. Employee will be reimbursed for all reasonable and necessary out-of-pocket expenses incurred by Employee for Company business in accordance with the Company's policies and procedures, as in effect from time to time.

     (e) Sole Compensation. Employee expressly acknowledges and agrees that the compensation and benefits set forth in this Agreement and the Nonqualified Stock Option Agreement of even date herewith between Employee and the Company constitute the sole and exclusive compensation to which Employee shall be entitled or for which Employee may be eligible.

     (f) Withholding. All payments made under this Agreement shall be reduced by all applicable federal, state and local taxes required to be withheld from such payments.

     4. Board Membership and Seat Percentage. Company agrees that Employee shall be a permanent voting member of the Board during Employee's employment hereunder. Company further agrees that prior to an initial Public Offering and during Employee's employment hereunder he shall maintain the right to fill a number of Board seats equal to the number (rounded to the nearest whole number) that bears the same relationship to the total Board seats as the votes represented by his voting equity in the Company bears to the total votes represented by all outstanding equity of the Company. For purposes of this agreement, "Blackstone" shall mean collectively, Blackstone L.R. Capital Partners L.P., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., The Blackstone Group L.P. and their affiliates (other than the Company and its subsidiaries). "Public Offering" shall mean the sale of common stock of the Company ("Common Stock") pursuant to an effective registration statement under the Securities Act of


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                                                                               4

1933, as amended, which results in an active trading market in the Common Stock.

     5. (a) Confidential Information. Employee acknowledges that all information obtained by Employee during the term of employment concerning the business and affairs of the Company and its subsidiaries and affiliates are valuable, special and unique assets of the Company and are the sole and exclusive property of the Company ("Confidential Information"). Employee agrees that Employee will not at any time or in any manner, directly or indirectly, use, exploit, disclose or communicate in any manner such Confidential Information to any third party without the prior written consent of the Company. All Confidential Information will be protected in accordance with the Company's policies. The foregoing obligations will not apply to the extent such Confidential Information (i) becomes generally known to the public other than as a result of acts or omissions of the Employee, or (ii) as may be required by law. At the time of termination or expiration of this Agreement, Employee shall immediately deliver to the Company all such Confidential Information under control or possession of the Employee and all copies and notes thereon, regardless of the form of storage or retrieval. The only exceptions to the foregoing shall be Employee's personal files containing no Confidential Information. The obligations in this paragraph shall survive for two (2) years following the termination or expiration of this Agreement.

     (b) Non-Compete Covenant. In consideration for the compensation paid under this Agreement, Employee agrees and covenants that throughout the term of this Agreement and for two (2) years following the termination or expiration of this Agreement ("Covenant Period"); (which Covenant Period may be extended one additional year at the Company's discretion, by Company's payment to Employee, within 30 days after the expiration of the initial Covenant Period, of an amount equal to his Annual Base Salary), Employee will not directly or indirectly engage in any business competitive with the Company and its products and business plans including, without limitation, the manufacture, assembly, distribution and/or sale of forgings, axles, prop shafts and all related parts and components and successor products thereto which are made, sold or used by the Company. Engaging in competitive activity shall include, without limitation,
(i) engaging in a business as owner, partner, or agent, (ii) consulting, becoming self-employed or becoming an employee or being associated in any capacity with any third party that is engaged in such business, (iii) owning or controlling any interest in such business, directly or indirectly, (iv) soliciting, calling on or communicating with any customer of the Company for the purpose of competing with the Company, (v) inducing or attempting to induce, or assisting others to induce or attempt to induce, any employee, agent, representative or other person employed by, associated with, doing business with, or having a relationship with the Company to terminate his, her or its employment, relationship or association with the Company,


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                                                                               5

or in any way interfere with the relationship between the Company or any such person or enterprise, or (vi) otherwise competing with the Company. This obligation shall apply to any geographic area where the Company has a manufacturing facility or conducts automotive-related sales and service operations. The foregoing obligations shall survive the termination or expiration of this Agreement.

     (c) Remedies. The Employee agrees that the Company would suffer irreparable harm from a breach by the Employee of any of the covenants or terms of this
Section 5. Therefore in the event of any actual or threatened breach by the Employee of any of the provisions of this Section 5, the Company may seek specific performance and/or injunctive or other relief in order to enforce this Agreement.

     6. Term. The term of this Agreement shall commence October 29, 1997 and end on December 31, 2004. Unless earlier terminated in accordance with the provisions of this Agreement, the Employee's employment hereunder shall be for the entire term of the Agreement, including extensions. This Agreement shall be renewed automatically for an additional twelve (12) consecutive month periods at the end of the initial, and each subsequent, term of the Agreement unless either party notifies the other by written notice received at least sixty (60) days prior to the end of the term of the Agreement that such party is terminating this Employment Agreement.

     7. Termination. Employment may be terminated prior to the expiration date on the first to occur of the following:

     (a) Death, Disability. The Employee's employment hereunder shall terminate if the Employee dies, or becomes Disabled. In such event, except as set forth in
Section 3(c)(viii), the applicable benefit plans and programs of the Company shall apply and all other obligations hereunder to Employee and his heirs shall cease. In addition, in the event of Employee's death while employed hereunder, the Company shall make its best efforts to provide Employee's estate with appropriate liquidity with regard to the Employee's stock and stock options. "Disabled" shall mean any injury or sickness such that the Employee is permanently prevented thereby from performing any and every duty of such Employee's occupation, as determined by a physician mutually agreed upon by the Employee and the Board. For this purpose the Employee shall not be deemed "Disabled", if such Employee is engaged in regular employment or occupation for remuneration or profit, and, to be "Disabled", the Employee must be found by such physician to be permanently prevented from engaging in regular employment or occupation with the Company at the location where the Employee last worked for remuneration or profit as a result of bodily injury or disease, either occupational or non-occupational in cause.


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                                                                               6

     (b) Termination for Cause. The Employee's employment hereunder may be terminated for Cause (as defined below) by the Company at any time immediately upon written notice of termination, except as provided otherwise below, given by the Company to the Employee describing such Cause. For purposes of this Agreement, "Cause" for termination shall be deemed to exist only if: (i) the Employee is convicted of a felony which involves an intentional act of the Employee; (ii) the Employee engages in dishonesty or fraud; or (iii) the Employee breaches any of his material obligations as Chairman, President and Chief Executive Officer of the Company, including, but not limited to, willful neglect or misconduct of his duties hereunder or a willful and material breach of any of the terms and conditions of this Agreement.


     Any written notice of termination for Cause pursuant to this Section shall be a written notice which (a) indicates the specific termination provision relied upon; (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment; and (c) if the date of termination is other than the date of receipt of such notice, specifies the termination date. In the event that Employee's employment is terminated pursuant to subsection 7(b)(iii) above, Employee shall have a period of ninety (90) days to cure the breach of Employee's obligations under this Agreement as described in the Notice of Termination. In the event that Employee cures such breach within said ninety (90) day period, the notice of termination shall be considered rescinded. In the event that Employee fails to cure such breach, then this Agreement will terminate without further notice to Employee as set forth in the Notice of Termination, and the Company shall promptly pay to the Employee (or to the Employee's legal representatives) the amount of any compensation otherwise due and payable with respect to periods of employment prior to such termination, plus the amount of any reimbursable expenses. No other compensation payments shall be due Employee. Employee shall not have the opportunity to cure any termination for cause pursuant to subsections 7(b)(i) or 7(b)(ii) above.

     (c) Termination by the Company Not for Cause or by Employee for Good Reason. In the event the Employee's employment hereunder is terminated without Cause or the Employee terminates employment hereunder for Good Reason, the Employee is automatically entitled to severance payments equal to two (2) years Annual Base Salary and continuation of existing health care benefits for two (2) years. No other payments shall be due employee except any bonus payments which may otherwise be due pursuant to Section 3(b). Said severance payments shall be paid in the same manner and on the same schedule (i.e. monthly, weekly, etc.) as employee was being paid on the date of termination. Severance payments being made pursuant to this Section shall survive the death of Employee. For purposes of this Agreement, "Good Reason" shall mean (i) a reduction in base salary or bonus opportunity, (ii) a substantial reduction in the


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                                                                               7

Employee's duties, responsibilities or reporting responsibility or (ii) relocation from the Detroit metropolitan area.

     (d) Additional Consequences of Termination. If the Employee ceases to be an employee of the Company, Employee shall immediately return all Confidential Information as set forth above and any other Company property in his possession or control, such as keys, Company employee credit cards, employee pass, equipment and the Company provided vehicle. Employee further agrees that at the Company's request and subject to reasonable notice, Employee will cooperate at any time in the future with and make himself available to the Company to testify as a witness in any legal proceedings and/or assist in any investigation, without need for a subpoena. Such cooperation will be without cost to the Company except for reimbursement of all reasonable and necessary out-of-pocket expenses.


     8. Notices. All notices under this Agreement shall be in writing and sent to each party at their address as they shall notify the other party. All notices will be deemed delivered (i) as of the date of delivery if delivered in person or by courier, or (ii) three (3) days after being deposited in the United States Mail, postage paid.

     9. Assignability. Neither Employee or the Company may assign this Agreement or any rights, duties or obligations hereunder without the prior written consent of the other party.

     10. Severability. If any term or provision of this Agreement shall be invalid or unenforceable to any extent, that provision shall be reformed to make it enforceable if possible, and the remainder of the Agreement shall be valid and enforceable to the full extent permitted by law.

     11. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's rights to subsequently enforce and compel strict compliance with this Agreement.

     12. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Company and Employee concerning the subject matter hereof and cancels and supersedes any and all other written or oral agreements or understandings with respect to the subject hereof. No modification, amendment or waiver of any term of this Agreement shall be effective in writing and signed by all the parties. This Agreement may be executed in counterparts which together will constitute one and the same instrument.

     13. Governing Law. This Agreement will be governed by the laws of the State of Michigan without regard to its conflicts of laws principles, except to the extent state law is preempted by federal law.


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     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

     IN WITNESS WHEREOF, the parties have executed this Agreement this 6th day of November, 1997.

                                                 AMERICAN AXLE & MANUFACTURING
                                                 OF MICHIGAN, INC.

Dated: 6th of November, 1997                     By: /s/ Glen H. Hutchins
                                                    ----------------------------

                                              Its:Chair, Compensation Committee

Dated: 11/6/97                                   /s/ Richard E. Dauch
                                                 -------------------------------

                                                     Richard E. Dauch, Director

                                    EXHIBIT A

                                       TO

                              EMPLOYMENT AGREEMENT

               DETERMINATION AND CALCULATION OF ANNUAL CASH BONUS

     1.   Measurement Dates.

     (a) Employee's cash bonus under Paragraph 3(b) of this Agreement shall be determined as of December 31, 1997, and, except as provided in Section 1(b) of this Exhibit A, as of December 31 of each calendar year thereafter until and including December 31, 2003 (each such December 31 a "Measurement Date").

     (b) If the Employee's employment with the Company ceases as a result of the Employee's retirement, death or disability as provided in Paragraph 7(a) of the Agreement, or as a result of a termination by the Company of the Employee's employment with the Company without "Cause" (as defined herein) the December 31 being or next following (as the case may be) the date on which Employee's retirement, death, disability or termination without cause (as the case may be) occurred shall be the final Measurement Date. If the Employee terminates his employment with the Company, or if the Company terminates the Employee's employment with the Company for Cause, the December 31 being or immediately preceding (as the case may be) the date of such termination shall be the final Measurement Date.

     2.   Determination of Annual Cash Bonus.

     (a) The Annual Cash Bonus shall be determined as of each Measurement Date for the calendar year ending on such Measurement Date pursuant to the following:

                                                 Annual Cash Bonus Expressed
                                                 as a Percentage of
                                                 Employee's Annual Base
If the Audited Adjusted                          Salary for the calendar year
After-tax Net Income is:                         ending on the
                                                 Measurement Date:

Less than $20.0 million                          None

$20.0 million                                    25% of such Annual Base
                                                 Salary


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                                                                              10

Between $20.0 million and                        25% of such Annual Base
$60.0 million                                    Salary plus a percentage of
                                                 such Annual Base Salary, which
                                                 percentage is the product of
                                                 75% multiplied by a fraction
                                                 the numerator of which is the
                                                 Audited Adjusted After-tax Net
                                                 Income less $20.0 million
                                                 and the denominator of which
                                                 is $40.0 million

$60.0 million or more                            100%

"Audited Adjusted After-tax Net Income" is the net income of the Company for the calendar year ending on the Measurement Date as determined by the Company's certified public accountants in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding any extraordinary gains and excluding any extraordinary losses (such extraordinary gains and extraordinary losses being determined in accordance with GAAP) (such net income as so described referred to as "GAAP Net Income"), adjusted as follows: if the cumulative GAAP Net Income for the calendar years preceding the calendar year ending on such Measurement Date is negative (i.e. a cumulative net loss), the Audited Adjusted After-tax Net Income is reduced by the amount of such cumulative negative GAAP Net Income (i.e. cumulative net loss).

"Cumulative Negative GAAP Net Income" is the cumulative net losses (after taxes) excluding cumulative extraordinary gains and cumulative extraordinary losses.

The Annual Cash Bonus will be calculated two ways on a "with and without" basis as follows: (i) Annual Cash Bonus computed "with" the Annual Cash Bonus deducted as an expense to arrive at Audit Adjusted After-tax Net Income; and, (ii) Annual Cash Bonus computed "without" the annual bonus deducted as an expense to arrive at Audit Adjusted After-tax Net Income. One-half of the difference between the computations of (i) and (ii) will be added to the Annual Cash Bonus calculated under (i) to arrive at the final Annual Cash Bonus.

     (b) For purposes of determining the Annual Cash Bonus as of the December 31, 1997, Measurement Date, and only as of such Measurement Date: (i) the dollar amount in the left hand column of the chart set forth above in Section 2(a) of this Exhibit A shall be changed to $15.0 million in each place that $20 million appears and changed to $45 million in each place that $60 million appears and
(ii) Employee's Annual Base Salary for the year ending on December 31, 1997 shall be $750,000.